Exhibit 16.1

February 17, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

Breitling Energy Corporation the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K, dated February 17, 2014. We have read the Company’s statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm

Very truly yours,

/S/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP